AMENDMENT NO. 1
TO UNDERWRITING AND DISTRIBUTION AGREEMENT

This amendment is entered into as of December 1, 2021, by and between ATHENE ANNUITY AND LIFE COMPANY (“Athene Annuity”), a life insurance company organized under the laws of the State of Iowa, and ATHENE SECURITIES, LLC (“Underwriter”), a limited liability company organized under the laws of the State of Indiana.

Athene Annuity and Underwriter entered into an Underwriting and Distribution Agreement effective as of March 27, 2019 (the “Agreement”).

Athene Annuity and Underwriter wish to amend the Agreement to include two additional Contracts.

Therefore, Athene Annuity and Underwriter hereby agree to amend the Agreement as follows:

1.    Amendment to Schedule A. Schedule A of the Agreement is hereby amended by replacing that schedule in its entirety with the attached new “Schedule A.”

2.    No Other Amendments. Except as amended and modified in this amendment, all terms and conditions of the original Agreement remain in full force and effect.

The parties are signing this amendment as of the date stated in the introductory paragraph.

Athene Annuity and Life Company	Athene Securities, LLC
By: /s/ Ryan Berends	By: /s/ Chad M. Batterson
Name: Ryan Berends	Name: Chad M. Batterson
Title: V.P. Product Development	Title: President & FINOP

SCHEDULE A
As of: December 1, 2021

1.    Athene Amplify - Single Purchase Payment Index-Linked Annuity Contract

2.    Athene Amplify 2.0 – Fee Version of Single Purchase Payment Index-Linked Annuity Contract

3.    Athene Amplify 2.0 NF– No Fee Version of Single Purchase Payment Index-Linked Annuity Contract